Exhibit 99.1

CUI GLOBAL, INC. REPORTS UNAUDITED THIRD QUARTER 2018 FINANCIAL RESULTS

- Strong Quarterly Performance Driven by Rebound in Energy Segment Revenue -

TUALATIN, Ore., November 7, 2018 -- CUI Global, Inc. (NASDAQ: CUI), (the “Company”) today reported its unaudited financial results for the three and nine months ended September 30, 2018.

Note 1: Effective January 1, 2018, the Company adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), utilizing the modified retrospective method. To allow for easier comparison with prior periods and as required under the modified retrospective transition method, results for the three and nine months ended September 30, 2018 under old revenue rules, ASC Topic 605, are provided following the ‘Recent Business and Operational Highlights’ section below.

Third Quarter 2018 Financial Performance Summary: (comparisons to prior year period)

●	Total revenues were $24.7 million compared to $21.8 million;
●	Gross profit was $8.3 million compared to $7.4 million;
●	Gross margin was 33.4% compared to 34.1%;
●	Consolidated net loss was $(1.5) million compared to $(1.9) million;
●	Loss per basic share was $(0.05) compared to $(0.09) per basic share;
●	Adjusted EBITDA was $(0.8) million compared to $(1.1) million;
●	Cash and cash equivalents were $2.7 million and restricted cash was $0.5 million at September 30, 2018;
●	Power and Electromechanical (P&EM) segment unaudited backlog was $25.6 million at September 30, 2018 as compared to $20.2 million at December 31, 2017; and
●	Energy segment unaudited backlog was $16.0 million at September 30, 2018 as compared to $12.6 million at December 31, 2017.

Nine Months 2018 Financial Performance Summary: (comparisons to prior year period)

●	Revenue was $69.8 million compared to $62.1 million;
●	Gross profit was $22.5 million compared to $21.3 million;
●	Gross margin was 32.2% compared to 34.4%;
●	Consolidated net loss was $(9.6) million compared to $(7.3) million;
●	Loss per diluted share was $(0.34) compared to $(0.35) per diluted share; and
●	Adjusted EBITDA was $(5.9) million compared to $(5.1) million.

Note 2: Nine months 2018 financial results include a $1.3 million goodwill impairment charge associated with the Company's Orbital U.K. subsidiary to reflect the impact on revenue, operating income and cash flow of the longer than expected temporary halt in shipping of GasPT devices under its current contract with an Italian customer and softness in its U.K. market due to post-Brexit-vote business uncertainty. Adjusted net loss was $(7.2) million for the nine months of 2018.

“We are pleased to report a very strong start to the second-half of the year with effective execution in our Power & Electromechanical segment and a sharp rebound in our Energy segment that resulted in higher total revenues and smaller losses on both a sequential and year-over-year basis,” stated William Clough, president and CEO of CUI Global. “In our Power and Electromechanical segment, end-market demand remains favorable and we are advancing a sizable emerging opportunity for our ICE technology enhanced by our recent investment in ICE technology partner Virtual Power Systems. Our Energy segment was a standout as strong backlog growth in the first-half of the year began converting to revenue following the passage of a multi-year biomethane incentive program in the U.K. With project funding secured and a sizeable number of proposed new biomethane-to-grid terminal build-outs, our bid activity for integration project work and Energy products sales prospects has improved.

“Looking ahead, multiple inflection points give us confidence in a revenue ramp in 2019 driven by higher Energy product sales and order flow for our ICE technology,” concluded Mr. Clough. “We are implementing pre-sales initiatives and pilot projects in North America to expand our opportunity-set for GasPT as a fiscal monitoring solution while progressing the certification of GasPT for process control applications. Our exclusive global distributor relationship with SAMSON AG is helping build market awareness and speed adoption of our GasPT solution and puts us directly in front of their global customer base’s transition to a low carbon future centered on natural gas and biogas. Energy segment momentum extends to our VE sampling systems where several existing customers are expanding their deployments. We also announced yesterday a partnership with Mitsubishi Electric for our next generation IRIS system with the first production units expected to market early next year. In our Power and Electromechanical segment, we are working on multiple proof of concepts with data center ecosystem participants, as illustrated by SAP Innovation Labs’ recent selection of the ICE Block for a field trial, to secure volume orders in 2019. Growing market adoption for our products across our two business segments and more diversified revenue opportunities put us firmly on a path for growth.”

Recent Business and Operational Highlights:

●

CUI Global announced that its wholly-owned energy division, Orbital Gas Systems (“Orbital”), entered into a technical collaboration with Mitsubishi Electric Europe BV (“Mitsubishi Electric”) to further enhance Orbital’s remote telemetry unit (RTU) and BioMethane product lines with Mitsubishi Electric’s leading-edge automation control platforms. The collaboration allows Orbital to continue to build on its efforts in the RTU market with units that are more responsive to industry needs;

●

Orbital announced that it will host multiple technical training sessions in China for its distribution partner SAMSON AG ("SAMSON") to provide the SAMSON salesforce with the technical skills and knowledge to effectively position the Company's GasPTi technology to China-based natural gas transmission companies. The training sessions will be followed by joint customer visits and additional business development activities;

●

Orbital announced the receipt of the third of three purchase orders from a major European industrial company for the production of BioMethane-to-grid terminals. The purchase order was awarded under a contract signed in May 2018 and valued at approximately $1.7 million;

●	Orbital announced that SAMSON showcased its proprietary GasPTi Technology at the recent Conference Catalyst Producer's Danzig Polen 2018 in Gdansk, Poland;

●

Orbital signed a definitive Cooperation Agreement with SAMSON for the global sales and distribution of Orbital's proprietary GasPT®, VE Technology® and combined GasPTi analyzer. Under the terms of the Agreement, SAMSON will distribute Orbital's solutions globally, excluding North America and the U.K., and be its exclusive distributor. The Agreement also contains specific performance milestones SAMSON must achieve to become and maintain its exclusivity;

●

Orbital presented its gas measurement solutions and cutting-edge products at two gas industry events – Gastech and ASGMT – to showcase its proprietary gas technologies – GasPT® and VE® Technology – to leading natural gas operators;

●

CUI Inc. (“CUI”), CUI Global’s wholly-owned Power & Electromechanical division, announced that the SAP® Co-Innovation Lab (“COIL”) selected Virtual Power Systems' (“VPS”) proprietary Intelligent Control of Energy® ("ICE") Software Defined Power® ("SDP") infrastructure solutions following the successful completion of a 90-day proof of concept trial. The move to SAP's COIL lab will allow the integration of CUI's ICE Switch and ICE Block to intelligently control power infrastructure and gain greater utilization by adding energy storage for peak demands. CUI's proprietary hardware platform is the industry's first SDP ICE-compatible devices based on VPS's ICE software platform. CUI is the exclusive hardware design and development partner to VPS for the ICE Switch and Block solutions;

●

Orbital was awarded an exclusive contract to provide routine maintenance, repair, and calibration for a major U.K. natural gas transmission company valued at approximately $1.5 million , that began on September 1 and includes a one-year extension option;

●

Orbital signed a Framework Agreement with Cadent Gas Limited (“Cadent”), the U.K.'s largest gas distribution network. The Agreement aligns with Cadent's long-term infrastructure plans to provide for its customers in a low carbon economy through, in part, the use of new sources of distributed gas, and particularly, biomethane.

Third Quarter 2018 Financial Performance Summary: (ASC Topic 605 basis)

●	Total revenues would have been $23.6 million compared to $24.7 million;
●	Gross profit would have been $7.8 million compared to $8.3 million;
●	Gross margin would have been 33.0% compared to 33.4%;
●	Consolidated net loss would have been $(2.0) million compared to $(1.5) million; and
●	Loss per basic share would have been $(0.07) compared to $(0.05) per basic share.

Nine Months 2018 Financial Performance Summary: (ASC Topic 605 basis)

●	Total revenues would have been $67.1 million compared to $69.8 million;
●	Gross profit would have been $20.8 million compared to $22.5 million;
●	Gross margin would have been 31.1% compared to 32.2%;
●	Consolidated net loss would have been $(11.0) million compared to $(9.6) million; and
●	Loss per basic share would have been $(0.39) compared to $(0.34) per basic share.

Conference Call

Management will host a conference call today, November 7, 2018 at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 5194720. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed through the ‘Events & Presentations’ page of the CUI Global Investor Relations website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until November 22, 2018. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 5194720. An archived copy of the webcast and slide presentation will also be available on the ‘Events & Presentations’ page of the CUI Global Investor Relations website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT® platform targeting the energy sector, to CUI Inc.'s advanced power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: http://www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact:	External IR Counsel:
CUI Global, Inc.	LHA Investor Relations
Jeff Schnabel	Sanjay M. Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

- Financial Tables to Follow -

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except share and per share amounts)	2018	2017
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$2,690	$12,646
Trade accounts receivable, net of allowance of $124 and $135, respectively	12,174	10,833
Inventories, net of allowance of $1,204 and $946, respectively	16,052	13,892
Contract assets	1,575	2,299
Note receivable, current portion	337	13
Prepaid expenses and other	1,769	1,593
Total current assets	34,597	41,276

Property and equipment, less accumulated depreciation of $4,905 and $4,155, respectively	10,906	11,242
Goodwill	16,243	17,641
Other intangible assets, less accumulated amortization of $13,014 and $11,900, respectively	14,397	15,568
Note receivable, less current portion	—	317
Restricted cash	523	—
Convertible note receivable	500	—
Deposits and other assets	1,791	1,865

Total assets	$78,957	$87,909

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$5,712	$5,110
Short-term overdraft facility	1,278	—
Line of credit	657	—
Mortgage note payable, current portion	97	94
Accrued expenses	4,528	4,186
Contract liabilities	3,657	8,829
Refund liabilities	2,518	695
Total current liabilities	18,447	18,914

Long term mortgage note payable, less current portion	3,182	3,256
Long term note payable, related party	5,304	5,304
Derivative liability	192	356
Deferred tax liabilities	1,922	2,414
Other long-term liabilities	195	179
Total liabilities	29,242	30,423

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued at September 30, 2018 or December 31, 2017	—	—
Common stock, par value $0.001; 325,000,000 shares authorized; 28,529,606 shares issued and outstanding at September 30, 2018 and 28,406,856 shares issued and outstanding at December 31, 2017	28	28
Additional paid-in capital	169,856	169,527
Accumulated deficit	(116,229)	(108,559)
Accumulated other comprehensive loss	(3,940)	(3,510)
Total stockholders' equity	49,715	57,486
Total liabilities and stockholders' equity	$78,957	$87,909

CUI Global, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017

Total revenues	$24,744	$21,796	$69,837	$62,141

Cost of revenues	16,482	14,356	47,363	40,793

Gross profit	8,262	7,440	22,474	21,348

Operating expenses:
Selling, general and administrative	8,499	8,212	26,944	25,480
Depreciation and amortization	535	521	1,618	1,636
Research and development	685	696	2,088	1,920
Provision (credit) for bad debt	24	30	(10)	(21)
Impairment of goodwill and intangible assets	—	—	1,263	3
Other operating expenses	3	—	3	9

Total operating expenses	9,746	9,459	31,906	29,027

Loss from operations	(1,484)	(2,019)	(9,432)	(7,679)

Other income (expense)	(61)	77	(39)	169
Interest expense	(132)	(137)	(370)	(374)

Loss before taxes	(1,677)	(2,079)	(9,841)	(7,884)

Income tax benefit	(143)	(177)	(280)	(560)

Net loss	$(1,534)	$(1,902)	$(9,561)	$(7,324)

Basic and diluted weighted average common shares outstanding	28,527,234	20,991,534	28,507,286	20,969,735

Basic and diluted loss per common share	$(0.05)	$(0.09)	$(0.34)	$(0.35)

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	For the nine months ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,561)	$(7,324)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	816	744
Amortization of intangibles	1,429	1,388
Stock issued and stock to be issued for compensation, royalties and services	188	313
Unrealized gain on derivative liability	(164)	(55)
Provision for (credit to) bad debt expense and returns allowances	(10)	(21)
Deferred income taxes	(352)	(666)
Inventory reserve	274	317
Non-cash unrealized foreign currency (gains) losses	135	(307)
Impairment of intangible assets	1,263	3
Loss on disposal of assets	3	9

(Increase) decrease in operating assets:
Trade accounts receivable	(1,439)	(1,667)
Inventories	(3,727)	(902)
Contract assets	160	1,402
Prepaid expenses and other current assets	(285)	(562)
Deposits and other assets	13	(515)
Increase (decrease) in operating liabilities:
Accounts payable	520	(321)
Accrued expenses	684	(499)
Refund liabilities	953	(30)
Contract liabilities	(853)	2,932
NET CASH USED IN OPERATING ACTIVITIES	(9,953)	(5,761)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(644)	(635)
Proceeds from sale of property and equipment	—	2
Investments in other intangible assets	(348)	(448)
Proceeds from notes receivable	—	19
Investment in convertible note receivable	(500)	—
NET CASH USED IN INVESTING ACTIVITIES	(1,492)	(1,062)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from overdraft facility	13,895	2,146
Payments on overdraft facility	(12,570)	(1,174)
Proceeds from line of credit	6,696	19,585
Payments on line of credit	(6,039)	(17,653)
Payments on capital lease obligations	(2)	(27)
Payments on mortgage note payable	(71)	(66)
Payments on contingent consideration	(45)	(61)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,864	2,750

Effect of exchange rate changes on cash	148	214
Net decrease in cash, cash equivalents and restricted cash	(9,433)	(3,859)
Cash, cash equivalents and restricted cash at beginning of period	12,646	4,617

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$3,213	$758

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period and impairment of goodwill and intangible assets.

(in thousands)
	For the three months ended		For the nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
EBITDA:
Net (loss)	$(1,534)	$(1,902)	$(9,561)	$(7,324)
Plus: Interest expense	132	137	370	374
Plus: (Benefit) provision for taxes	(143)	(177)	(280)	(560)
Plus: Depreciation and amortization	742	705	2,245	2,132
EBITDA	$(803)	$(1,237)	$(7,226)	$(5,378)

Adjusted EBITDA:
Plus: Provision (credit) for bad debt	$24	$30	$(10)	$(21)
Plus: Impairment of goodwill and intangible assets	—	—	1,263	3
Plus: Unrealized (gain) loss on derivative	(38)	(20)	(164)	(55)
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	42	109	188	313
Adjusted EBITDA	$(775)	$(1,118)	$(5,949)	$(5,138)

Adjusted net income (loss):
Net (loss)	$(1,534)	$(1,902)	$(9,561)	$(7,324)

Plus: Impairment of goodwill and intangible assets	—	—	1,263	3
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	300	312	936	916
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	42	109	188	313
Adjusted net income (loss)	$(1,192)	$(1,481)	$(7,174)	$(6,092)

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